Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus Supplement dated
May 19, 2009 and the Prospectus dated May 19, 2009
Registration No. 333-159329
May 19, 2009
Corrections Corporation of America
$465,000,000
7 3/4% Senior Notes due 2017

Issuer:	Corrections Corporation of America

Guarantors:	CCA Health Services LLC
CCA International, Inc.
CCA of Tennessee, LLC
CCA Properties of America, LLC
CCA Properties of Arizona, LLC
CCA Properties of Tennessee, LLC
CCA Western Properties, Inc.
Prison Realty Management, Inc.
Technical and Business Institute of America, Inc.
Transcor America, LLC

Aggregate Principal Amount:	$465,000,000

Title of Securities:	7 3/4% Senior Notes due 2017

Final Maturity Date:	June 1, 2017

Public Offering Price:	97.116%, plus accrued and unpaid interest, if any, from June 3, 2009

Coupon:	7.750%

Yield Per Annum:	8.250%

Interest Payment Dates:	June 1 and December 1

Record Dates:	May 15 and November 15

First Interest Payment Date:	December 1, 2009

Optional Redemption:	The notes will be redeemable by the Company, in whole or in part, on or after June 1, 2013 at the prices set forth below (expressed as percentages of the principal amount), plus accrued and unpaid interest:

Date	Price

June 1, 2013	103.875%

June 1, 2014	101.938%

June 1, 2015 and thereafter	100.000%

Optional Redemption with Equity Proceeds:	In addition, up to 35% of the notes will be redeemable by the Company before June 1, 2012 at a price equal to 107.750% of their principal amount.

Change of Control:	101%

Gross Proceeds:	$451,589,400

Underwriting Discount:	$9,300,000

Net Proceeds to Issuer before Expenses:	$442,289,400

Net Proceeds to Issuer after Expenses:	$441,089,400

Use of Proceeds:	We intend to use the net proceeds from this offering along with cash on hand to purchase, redeem or otherwise acquire all of our $450.0 million aggregate principal amount outstanding 7 1/2% Senior Notes due 2011 and to pay accrued interest and associated fees and expenses.

Original Issue Discount:	The issue price of the notes is less than the principal amount thereof by more than a de minimis amount, and therefore the notes will be issued with original issue discount, or OID, for U.S. federal income tax purposes generally in an amount equal to that difference. See “Certain U.S. federal income tax considerations” in the Preliminary Prospectus Supplement.

Joint Book-Running Managers:	J.P. Morgan Securities Inc. Banc of America Securities LLC Wachovia Capital Markets, LLC

Joint Lead Managers:	HSBC Securities (USA) Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:	Avondale Partners, LLC
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
First Analysis Securities Corporation
Macquarie Capital (USA) Inc.
RBC Capital Markets Corporation
U.S. Bancorp Investments, Inc.

Allocation:	Name	Principal Amount of
		Notes to be Purchased

	J.P. Morgan Securities Inc.	$105,788,000
	Banc of America Securities LLC	105,788,000
	Wachovia Capital Markets, LLC	105,788,000
	HSBC Securities (USA) Inc.	38,943,000
	SunTrust Robinson Humphrey, Inc.	38,943,000
	BB&T Capital Markets, a division of Scott & Stringfellow, LLC	16,275,000
	U.S. Bancorp Investments, Inc.	16,275,000
	Avondale Partners, LLC	9,300,000
	First Analysis Securities Corporation	9,300,000
`	Macquarie Capital (USA) Inc.	9,300,000
	RBC Capital Markets Corporation	9,300,000

	Total	$465,000,000

CUSIP:	22025Y AK6

ISIN:	US22025YAK64

Listing:	None

Trade Date:	May 19, 2009

Settlement Date:	June 3, 2009 (T+10)

Form of Offering	SEC Registered (Registration No. 333-159329)

In addition to pricing information set forth above, the “Capitalization” section of Preliminary Prospectus Supplement will be updated to reflect the following changes:
•	As adjusted Cash and cash equivalents is changed to be $19.5 million.[1]

•	As adjusted 7 1/2% Senior Notes due 2011 is changed to be “—”.

•	As adjusted 7 3/4% Senior Notes due 2017 offered hereby is changed to be 451.6 million.[2]

•	As adjusted Total long-term debt is changed to be $1,266.1 million.

•	As adjusted Total stockholders’ equity is changed to be $1,303.2 million.[3]

•	As adjusted Total capitalization is changed to be $2,569.3 million.
Corrections Corporation of America has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Corrections Corporation of America has filed with the SEC for more complete information about Corrections Corporation of America and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, Corrections Corporation of America, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities Inc., 270 Park Avenue, Floor 5, New York New York 10017, or by calling (212) 270-1477.

[1]	Adjusted to reflect use of cash on had to pay accrued interest and estimated fees and expenses associated with the offering and the repurchase or redemption of all of the 2011 Notes.

[2]	$465.0 million face amount.

[3]	As adjusted, represents the write-off of unamortized deferred financing costs net of premium, as well as fees and expenses associated with the completion of a tender offer for all of the 2011 Notes.